EXHIBIT 99.1

Ciprico Reports First Quarter Results

Minneapolis, MN – January 25, 2007 - Ciprico Inc. (NASDAQ: CPCI) (the “Company”) today announced results for the first quarter ended December 31, 2006.  Sales for the quarter of $2.8 million were at the same level as sales in the previous quarter but down 31% vs. the first quarter of the prior fiscal year.  Substantial decline in sales of both legacy products and DiMeda products were in part offset by increases in software licensing revenue related to sales of RAIDCore™ and FlexSTORE™ software. In addition, sales of MediaVault™ productsincreased 10% over the prior quarter and were consistent with the first quarter of the prior year.

Gross margin for the first quarter was 43% compared to 31% in the previous quarter and 39% in the prior year. The higher gross margin was in spite of additional inventory charges for legacy products.  The key driver of the higher gross margin was the increase in software licensing revenues, which have substantially better gross margins.  Without the inventory charges gross margin would have exceeded 50%.

Operating expenses for the quarter were up $163,000 (8%) compared to the prior quarter and down $52,000 (2%) compared to first quarter of the prior year.  The increase over the prior quarter relates directly to the addition of new management and engineering talent.  This quarter was also the first quarter the Company was required to expense stock options.  Even though operating expenses increased, this was more than offset by the improved gross margin due to software sales and thus the net loss of ($838,000) for the quarter was a slight improvement from the loss in the previous quarter of ($974,000).  Without the additional inventory charges and stock option expenses the net loss would have also been less than the first quarter of the previous prior year (net loss of ($693,000)), despite the higher sales volume of the prior year first quarter.  The Company believes discussion of operating expense and earnings information excluding the inventory charges and stock option expenses to be useful information that allows investors to better understand and compare the operational performance of the Company among periods.

Ciprico’s newly appointed President and Chief Executive Officer Steve Merrifield said,    “We are investing to transform Ciprico from a hardware-centric company to one focused on software and solutions.  Ciprico has a strong brand name and has a history of being a leader in the high performance storage market; we intend to build on this.  As a result of our first significant software licensing sales in our first quarter, we saw strong growth in our margins and believe this reflects the beginning of our transition to a software business.  We believe the margin improvement combined with our customer successes adds credibility to our strategy.”

Mr. Merrifield added, “Unfortunately our first quarter sales were flat with the prior quarter and down when compared to the previous year’s first quarter.  This was driven by a delay in some product releases in the MediaVault product line.  On a positive note, sales of our MediaVault 4Gb products continued quarter-over-quarter growth.  With continued growth of the 4Gb products, shipments of new products and a focus on execution we believe our MediaVault line will continue to show growth in fiscal 2007, albeit in a very competitive marketplace.”

 “We will continue our focus on software and related board sales and we expect to see significant growth in this area.  Our strategy includes working with additional silicon providers to broaden our software into an open storage platform working with multiple operating systems and hardware solutions.  With this open architecture our sales focus will expand to include system builders and OEM customers.  To accelerate our strategy we have added a number of top flight engineering resources.  Our intention is to continue to build on our software investments and, over time, to transition our media and military solutions to our new software platform.”

Mr. Merrifield concluded, “Clearly we have work to do, but I am optimistic about Ciprico’s ability to grow and ultimately return to profitability.”

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to stockholders and other news releases.  Such forward-looking statements, which reflect our current view of expected growth in software licensing and the revenues from the MediaVault™ product line, and our ability to build sustainable growth and profitability, product development efforts and impact, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  These risks and uncertainties include, but are not limited to: (i) competitive factors, including pricing pressures; (ii) variability in quarterly sales; (iii) economic trends generally and in various markets; (iv) general economic conditions; (v) market acceptance and unanticipated risks associated with introducing new products and features; (vi) successful integration of new businesses; (vii) sales and distribution issues, (viii) dependence on suppliers, (ix) limited backlog, (x)success of strategic alliances and joint ventures and (xi) other events and important factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission (SEC). Investors should take such risks into account when making investment decisions. Future SEC filings, future press releases and oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date on which they were made, and except as required by law, we assume no obligation to update any forward-looking statements. Although we believe that the expectations reflected in these statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Ciprico

Ciprico is a leading provider of storage software, services and solutions for digital media assets.  Ciprico designs and delivers products, services and solutions for high performance digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

Steven D. Merrifield President & CEO (763) 551-4000	Monte S. Johnson SVP & CFO (763) 551-4000

CIPRICO INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,
(Amounts in thousands, except per share amounts)	2006	2005

NET SALES	$2,766	$3,511
Cost of sales	1,581	2,157

GROSS MARGIN	1,185	1,354

OPERATING EXPENSES:
Research and development	704	886
Sales and marketing	780	786
General and administrative	672	537
Total operating expenses	2,156	2,209

LOSS FROM OPERATIONS	(971)	(855)
Other income, primarily interest	149	161

LOSS BEFORE INCOME TAXES	(822)	(694)
Income tax expense	16	—

NET LOSS	$(838)	$(694)

Shares used to calculate net loss per share:
Basic and diluted	5,018	4,793

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.17)	$(0.14)